EXHIBIT A

     AGREEMENT dated as of May 8,1998 among American Opportunity Trust, Paul R. Dupee, Jr., J.O. Hambro Capital Management Limited and North Atlantic Smaller Companies Investment Trust (collectively, the "Subscribing Shareholders") and Maxicare Health Plans, Inc. (the "Company"). Mr. Dupee is also referred to herein as the "Soliciting Shareholder."

     WHEREAS, the parties have entered into this Agreement to settle disputes between the Company and the Soliciting Shareholder arising out of the Soliciting Shareholder's solicitation of written consents from the Company's shareholders (the "Consent Solicitation"), including litigation between the Soliciting Shareholder and the Company and certain other parties;

     NOW, THEREFORE, in consideration of the agreements contained herein, the parties agree as follows:

     1. Increase in Size of Board, Designation of Directors. Simultaneously with the execution of this Agreement, the board of directors of the Company (the "Board") has adopted resolutions (a) increasing the number of directors which constitute the Board to nine pursuant to Article III, Section 2 of the Company's bylaws (the "Bylaws") and (b) filling the one existing vacancy and two newly created directorships on the Board with the following individuals, pursuant to Article Fifth, Section C of the Company's certificate of incorporation (the "Certificate"): Ellwood Cleaver, Paul R. Dupee, Jr. and Robert M. Davies (collectively, the "New Directors"). Messrs. Cleaver and Dupee have been named Class II directors, and Mr. Davies has been named a Class I director. Mr. Dupee has been added to the Board's executive committee, which has been increased in size from three to four members.

     2. Renomination of Class II Directors. Messrs. Cleaver and Dupee and Ms. Florence F. Courtright will be included in the slate of nominees recommended by the Board for election as directors (the "Board Slate") at the Company's 1998 annual meeting of shareholders (the "1998 Annual Meeting"). The Company will file preliminary proxy materials for such meeting with the Securities and Exchange Commission not later than June 1, 1998, and the record date for such meeting will be not later than June 15, 1998. The Company will use its best efforts to hold such meeting by July 31, 1998 and to hold the 1999 annual meeting of shareholders ("1999 Annual Meeting") by June 30, 1999; and if it is not reasonably practicable to hold any such meeting by such date, the Company shall use its best efforts to hold such meeting at the earliest possible date thereafter.

     3. Amendments to Bylaws and Certificate Proposed at 1998 Annual Meeting. The Board has approved the amendments to the Bylaws, Certificate and the rights agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent, dated as of February 24, 1998 (the "Rights Agreement") attached as Exhibit A (the "Amendments"), subject to approval of the Amendments by a majority of the outstanding shares of common stock, par value $.01 per share (the "Shares") at the 1998 Annual Meeting. The Board will submit the Amendments to a shareholder vote at the 1998 Annual Meeting and will recommend approval of the Amendments by shareholders and will use its best efforts to obtain proxies from the



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Company's shareholders to vote in favor of the Amendments, the Board Slate and the reimbursement of Soliciting Shareholder expenses pursuant to Section 5. The Subscribing Shareholders will support, and will cooperate with the Company to cause shareholders to vote in favor of, the election of the Board Slate, the adoption of the Amendments and the reimbursement of such shareholder expenses. If approved by shareholders, the Amendments will become effective immediately, subject (in the case of amendments to the Company's Certificate) to any required filings of such amendments. Prior to such shareholder vote, the Board will not change the number of directors who constitute the Board.

     4. Restrictions on Issuance of Voting Stock. Prior to the beginning of the term of the directors elected at 1999 Annual Meeting, the Company will not issue or agree to issue voting stock (excluding stock issued pursuant to the Rights Plan and shares issuable under currently outstanding stock options plus additional option grants consistent with past practice under existing stock option plans) that in the aggregate carries more than 20% of the voting power of the Shares outstanding on the date hereof without the approval of the requisite vote of the Board, including the affirmative vote of at least two of the New Directors (the "Required Director Vote") or approval by a shareholder vote. Any voting stock so approved by the Required Director Vote or by a shareholder vote shall not count against such 20% limit unless otherwise provided in such approval. Any preferred stock (other than preferred stock issued pursuant to the Rights Agreement) that the Company issues or agrees to issue after the date hereof and prior to the conclusion of the 1999 Annual Meeting ("New Preferred Stock") will not have the right to vote as a class except as otherwise provided in the first sentence of Section 242(b)(2) of the Delaware General Corporation Law. Any New Preferred Stock which is convertible into Shares ("New Convertible Preferred Stock") shall not be entitled to more than one vote per share multiplied by the number of Shares into which a share of such New Convertible Preferred Stock is convertible. Any New Preferred Stock that is not convertible into Shares ("New Non-convertible Preferred Stock") shall not be entitled to more votes per share than the number of Shares having a market price equal to the fair market value of such New Non-convertible Preferred Stock at the time such New Non-convertible Preferred Stock is issued, taking into account the illiquidity and rights and preferences of such Non-convertible Preferred Stock.

     5. Agreements by Shareholder; Reimbursement of Expenses. Simultaneously with the execution of this Agreement, the Soliciting Shareholder is hereby terminating the Consent Solicitation. The Company will reimburse the Soliciting Shareholder's fees and expenses (not to exceed $450,000) related to the Consent Solicitation and the negotiation of this Agreement promptly after the satisfaction of the conditions to such reimbursement subject to reasonable documentation of such fees and expenses and approval of such reimbursement by
(a) holders of at least 50% of the outstanding Shares (with such approval deemed to have been given by all Shares beneficially owned by the Subscribing Shareholders or covered by agreements with the Company to vote in favor of the reimbursement of such expenses at the 1998 Annual Meeting), or (b) the affirmative vote of the majority of the Shares present in person or by proxy at the 1998 Annual Meeting and entitled to vote on such matter. Unless the approval referred to in (a) above has previously been obtained, the Board will submit such reimbursement to a shareholder vote at the 1998 Annual Meeting and will recommend approval of such reimbursement by shareholders.



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     6. Joint Press Release. Simultaneously with the execution of this
Agreement, the Company and the Soliciting Shareholder are issuing a joint press release approved by both parties.

     7. Voting Agreement of Subscribing Shareholders. Each of the Subscribing Shareholders agrees that all Shares as to which such Subscribing Shareholder or any of its affiliates has the power to direct the vote on the record date for the 1998 Annual Meeting, shall be voted at such meeting in favor of the Board Slate, the Amendments and the reimbursement of the Soliciting Shareholder's expenses. If any Shares as to which a Subscribing Shareholder has the power to direct the vote are transferred prior to such record date, such Subscribing Shareholder shall obtain an agreement from the transferee assuming such Subscribing Shareholder's obligations under this sentence and the immediately preceding sentence. Each of the Subscribing Shareholders agrees that it will not take any of the following actions in respect of the Company prior to the 1999 Annual Meeting: execute a written consent of shareholders in lieu of a meeting, or solicit any such consents, or vote for shareholders to call a special meeting of stockholders or solicit votes for shareholders to call such a meeting.

     8. Termination of Litigation. Promptly after the execution of this Agreement, the parties shall execute stipulations of dismissal in the forms annexed hereto as Exhibits I and II dismissing with prejudice and with each party to bear its own costs the action entitled Dupee v. Maxicare Health Plans, Inc., Case No. 98-127 (D. Del.), pending in the United States District Court for the District of Delaware, and the action entitled Dupee v. Maxicare Health Plans, Inc. et al., Civil Action No. 16274NC (Del. Ch.), pending in the Delaware Court of Chancery, including all claims and counterclaims asserted or that could have been asserted in those actions; provided, however, that such dismissals shall not have, and no party shall contend that such dismissals have, any res judicata, collateral estoppel or other preclusive effect with respect to any claims arising from or relating to, in part or in whole, any action by the Company or the Board (or members thereof) or the Soliciting Shareholder or any other shareholder taken or not taken on or after the date of this Agreement or with respect to any claims arising out of any proxy solicitation or consent solicitation undertaken by the Soliciting Shareholder or any other shareholder after the date of this Agreement in accordance with the terms of this Agreement.

     9. Voting Agreements with Other Shareholders. The Company has delivered to the Soliciting Shareholder correct copies of voting agreements it has entered into with Franklin Resources, Inc. Heartland Advisors, Inc., King Investment Advisors, Inc., Par Capital and Snyder Capital Management, L.P. The Company will not alter, amend, change, waive, terminate or otherwise modify any such agreements without the written consent of the Soliciting Shareholder.

     10. Miscellaneous.

          (a) This agreement shall not be altered, amended, changed, waived, terminated or otherwise modified except by a writing signed by the party to be charged.

          (b) This agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed there, and any legal



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action or proceeding with respect to this agreement may be brought in the courts of the State of Delaware or the United States District Court for the District of Delaware, and each party accepts the exclusive jurisdiction of such courts.

          (c) This agreement may be executed in several counterparts, each of which shall be deemed an original.

          (d) Each of the parties acknowledges and agrees that irreparable damages would occur if any of the provisions of this agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this agreement and to enforce specifically the terms of this agreement in any court having jurisdiction, in addition to any other remedy to which they may be entitled at law or equity.

          (e) The parties acknowledge and agree that this Agreement is not an agreement, arrangement or understanding of the type referred to in Section 1(d)(iii) of the Company's Shareholders Rights Plan, and the Subscribing Shareholders and the persons entering into the agreements referred to in
     Section 9 shall not be deemed Acquiring Persons as that term is used in the Shareholders Rights Plan by virtue of anything contained in this Agreement or those agreements or any acts or transactions contemplated thereby.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                                            MAXICARE HEALTH PLANS, INC.

                                            By    /s/ Peter J. Ratican
                                              -------------------------
                                              Name:  Peter J. Ratican
                                              Title: President

                                                  /s/ Paul R. Dupee, Jr.
                                                --------------------------
                                                      Paul R. Dupee, Jr.



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                                            AMERICAN OPPORTUNITY TRUST PLC

                                            By     /s/ J.O. Hambro
                                              --------------------
                                              Name:  J.O. Hambro
                                              Title: Authorized Signatory

                                            NORTH ATLANTIC SMALLER COMPANIES
                                            INVESTMENT TRUST PLC

                                            By     /s/ J.O. Hambro
                                              ---------------------
                                              Name:  J.O. Hambro
                                              Title: Authorized Signatory

                                          J.O. HAMBRO CAPITAL MANAGEMENT LIMITED

                                            By     /s/  J.O. Hambro
                                              ---------------------
                                              Name:   J.O. Hambro
                                              Title:  Authorized Signatory